                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                   Commission File Number     0-9008
                                                         -------------------

                         ANDREWS GROUP INCORPORATED
----------------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)



     10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024
                             Tel:  310-234-6737
----------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 10% Senior Subordinated Debentures due 1999
----------------------------------------------------------------------------
         (Title of each class of securities covered by this Form)


                                  None
----------------------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]     Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [X]


Approximate number of holders of record as of the certification
or notice date:     None
               -------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Andrews Group Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     July 1, 1997                    BY:	/s/ Barry F. Schwartz
     ---------------------                   ----------------------------
                                                    Barry F. Schwartz
                                                    Executive Vice President